Exhibit 10.2

PURCHASE AND SALE AGREEMENT

THIS PURCHASE AND SALE AGREEMENT (“Contract”) is made as of this 12th day of April, 2013 (the “Effective Date”) by and between Winslow Plaza Investors, L P, a Delaware limited partnership, (“Seller”), and Wheeler Interests, LLC, a Virginia limited liability company, or assigns (“Purchaser”).

WITNESSETH:

WHEREAS, Seller owns a shopping center containing approximately 8.28 acres of land and improved with approximately 40,695 square feet of leasable area, commonly referred to as Winslow Plaza with an address of 542 Berlin-Cross Keys Road, Winslow Township, Camden County, New Jersey, and desires to sell same to Purchaser; and

WHEREAS, Purchaser desires to acquire such shopping center and related assets;

NOW, THEREFORE, for and in consideration of the mutual covenants and agreements herein contained, the parties agree as follows:

1. Property. Subject to the terms and conditions hereof, Seller agrees to sell to Purchaser, and Purchaser agrees to purchase from Seller, the following described property:

A. All those certain tracts or parcels of land located in Sicklerville, Winslow Township, Camden County, New Jersey, consisting of approximately 8.28 acres of land as more particularly described on Exhibit “A” attached hereto and by this reference incorporated herein, together with the buildings, certain driveways, parking areas, stormwater ponds, and vacant parcels, and all other improvements located thereon owned by Seller (the “Improvements”), and together with all appurtenances, rights, easements, rights of way, tenements and hereditaments incident thereto and all title and interest, if any, of Seller in and to any land lying in the bed of any street, road or avenue, open, closed or proposed, in front of or adjoining said tracts of land (said tracts of land, the Improvements and all other rights described above being hereinafter collectively referred to as the “Real Property”); and

B. All equipment, furniture, furnishings, supplies and other fixtures of every description located on, or attached to the Real Property and which are owned by Seller as of the Effective Date (the “Additional Property”), and

C. All leases of portions of the Real Property (the “Leases”), as more particularly described in that rent roll on Exhibit “B” attached hereto and by this reference made a part hereof; and

D. To the extent of Seller’s interest, if any, all other assets and property rights (including intangible assets) relating to the Real Property and Additional Property or any portion thereof, including, but not limited to, all reciprocal easement agreements, operating agreements, development agreements, warranties, guarantees and bonds, certificates of occupancy, trade names, service marks, service contracts (to the extent assumed by Purchaser), governmental and regulatory licenses and permits (including any permits relating to stormwater management), final working drawings, engineering plans, utilities lay-out plans, surveys, topographical plans and plans and specifications but excluding Seller’s bank accounts and cash in such bank accounts.

The Real Property, Additional Property, Leases and all other assets and property rights and interests described in this Section 1 are hereinafter collectively referred to as the “Property”.

2. Purchase Price and Terms of Payment.

A. The purchase price (“Purchase Price”) for the Property shall be Six Million six Hundred Twenty Five Thousand and 00/100 DOLLARS ($6,625,000.00) and shall be paid on the Closing Date by Federal funds wire transfer, in United States dollars.

B. On the Closing Date, Purchaser shall accept title to the Property subject to the lien of that certain Mortgage and Security Agreement dated November 15, 2005 securing a loan (the “Existing Loan”) in the original principal amount of Five Million and 00/100 Dollars ($5,000,000.00), executed by Seller in favor of Bear Stearns Commercial Mortgage, Inc., and currently serviced by Wells Fargo (the “Existing Lender”) and Purchaser shall assume the Existing Loan. Purchaser shall receive a credit against the Purchase Price in an amount equal to the aggregate outstanding principal balance of the Existing Loan as of the Closing Date.

C. Thirty Three Thousand One Hundred Twenty Five and 00/100 Dollars ($33,125.00) (the “Initial Deposit”) shall be deposited by Purchaser in escrow with Chicago Title Insurance Company, National Business Division, 20900 Swenson Drive, Suite 900, Waukesha, WI 53186 as escrow agent (the “Escrow Agent”), within two (2) business days after the Effective Date. Within thirty (30) days after the expiration of the Review Period (as defined below), unless this Contract has been sooner terminated, Purchaser shall deposit an additional Thirty Three Thousand One Hundred Twenty Five and 00/100 Dollars ($33,125.00) (the “Second Deposit”) with Escrow Agent. As used in this Contract, “Deposit” shall refer collectively to the Initial Deposit and the Second Deposit, together with all interest earned thereon, if any. If the transaction contemplated by this Contract closes in accordance with the terms and conditions of this Contract, at Closing, as defined below, the Deposit shall be delivered by the Escrow Agent to Seller as payment toward the Purchase Price. If the transaction fails to close due to a default on the part of Seller or if a condition set forth in this Contract for the benefit of Purchaser is not satisfied or removed, the Deposit shall be delivered by the Escrow Agent to Purchaser. If the transaction fails to close due to a default on the part of Purchaser, and if Seller is not in default hereunder, the Deposit shall be delivered by the Escrow Agent to Seller as Seller’s sole and exclusive remedy, as more particularly provided for in Section 14 below.

D. The remaining balance of the Purchase Price shall be payable in cash, or by wire transfer or other immediately available funds, to Seller on the Closing Date.

3. Review Period; Inspection.

A. At all times during the period commencing on the Effective Date and terminating on the date that is thirty (30) days after the Effective Date (the “Review Period”), Purchaser, its agents, employees, representatives and contractors, at Purchaser’s sole cost and expense, shall have the rights:

1. To enter upon the Real Property at all reasonable times, and after reasonable advance notice to Seller, to perform such tests, inspections and examinations of the Real Property and Additional Property as Purchaser deems advisable, including the structural condition of, and all electrical and mechanical systems contained in, the Improvements, and to make investigations with regard to title to the Real Property, environmental matters, matters of survey, flood plain of the Real Property, utilities availability, zoning and building code and other applicable governmental requirements with regard to the Real Property and the use thereof. With respect to the foregoing investigations, Purchaser, its agents, employees, representatives and contractors, may enter upon the Real Property and do all things necessary in connection therewith, subject to the tenants’ rights of occupancy, and provided they do not adversely affect the Real Property. Purchaser shall not unreasonably disturb any of the tenants while conducting its inspections, tests and studies. Purchaser shall indemnify, defend and hold Seller harmless from and against all cost, loss, damage and expense, including reasonable attorneys’ fees, arising out of Purchaser’s or its agent’s or independent contractor’s negligent actions or willful misconduct in conducting the activities upon the Real Property pursuant to the terms of this paragraph. Notwithstanding the foregoing, (i) Purchaser shall not talk to or otherwise communicate with any of the tenants without first receiving Seller’s written consent, which shall not be unreasonably withheld or delayed, affording Seller the opportunity to be present during any verbal communication with a tenant and obtaining Seller’s prior consent to any written communication with a tenant; (ii) Purchaser shall not perform any invasive testing of the Property or the Improvements (including, without limitation, drillings or borings) without Seller’s prior written consent to the type and location of such invasive testing and (iii) Purchaser and all of its agents, contractors and consultants which enter upon the Property pursuant to Section 3(A)(1) or (2), must deliver to Seller certificates of insurance evidencing that Purchaser and such agents, contractors and consultants maintain general liability insurance of at least $1,000,000, naming Landlord, RPC Real Estate and Landlord’s mortgagee as additional insured with a reputable insurance company licensed and authorized to do business in New Jersey.

2. After reasonable advance notice to Seller, to investigate and review any and all books and records relating to the Property and all Leases, service agreements, tenant correspondence, operating statements, warranties, guarantees or bonds, certificates of occupancy, governmental or regulatory licenses and permits, plans and specifications and other items relating to the Property. Within five (5) days of the Effective Date Seller shall forward to Purchaser true and complete copies of all the items set forth on Exhibit “C” to the extent that such items are in its possession or control. At all reasonable times Seller shall make available to Purchaser, its counsel and accountants, all financial and operating data and other books and records pertaining to the Property under Seller’s control.

B. Purchaser shall have the right during the Review Period to determine that it is satisfied, in its sole and absolute discretion, with the results of any of the tests, inspections or investigations relating to the Property or the operation thereof, and that the Property is suitable in all respects for Purchaser’s intended purposes or needs. In the event Purchaser does not, prior to the end of the Review Period, notify Seller in writing of the waiver of its right to terminate this Contract pursuant to its review of the items as set forth in this Section 3, this Contract shall automatically terminate without requirement of further action on the part of Purchaser or Seller. In the event of such termination, Purchaser shall immediately confirm such termination in a written notice to Seller, which notice shall be accompanied by all documents, plans, studies or other materials related to the Property that were provided by Seller to Purchaser and so long as Purchaser is not in default hereunder, the Deposit shall be refunded to Purchaser and neither party shall have any further liability or obligations to the other hereunder provided; however, the indemnity contained in Subsection 3A hereof shall survive.

C. PURCHASER ACKNOWLEDGES THAT IT HAS BEEN AND/OR WILL BE AFFORDED THE OPPORTUNITY FOR ITSELF AND ITS ENGINEERS, CONTRACTORS, ACCOUNTANTS AND OTHER REPRESENTATIVES OF ITS CHOOSING, TO INSPECT THE PROPERTY. PURCHASER EXPRESSLY ACKNOWLEDGES THAT (I) THE ROOF ON THE IMPROVEMENTS WAS INSTALLED IN APPROXIMATELY 1990 AND (II) PURCHASEER IS BUYING THE PROPERTY IN ITS “AS IS” CONDITION ON THE DATE HEREREOF, SUBJECT TO REASONABLE USE, WEAR AND TEAR AND NORMAL DEPRECIATION BETWEEN THE DATE HEREOF AND CLOSING. EXCEPT AS EXPRESSLY SET FORTH HEREIN, PURCHASER RELEASES SELLER FROM ALL RESPONSIBILITY AND LIABILITY REGARDING THE CONDITION OR UTILITY OF THE PROPERTY. IT IS EXPRESSLY UNDERSTOOD AND AGREED THAT EXCEPT AS OTHERWISE HEREIN EXPRESSLY SET FORTH, AND EXCEPT FOR FRAUD AND INTENTIONAL MISREPRESENTATION, SELLER HAS NO DUTY AND SHALL HAVE NO DUTY TO DISCLOSE ANY CONDITION AFFECTING THE PROPERTY OR ANY EQUIPMENT, FIXTURES OR PERSONAL PROPERTY ABOVE, UPON, UNDER, IN OR ON SAME, WHETHER SUCH CONDITION IS APPARENT OR LATENT, OR KNOWN OR UNKNOWN TO PURCHASER.

D. PURCHASER AFFIRMS THAT SELLER HAS NOT MADE, NOR HAS PURCHASER RELIED UPON, ANY REPRESENTATION, EXPRESS OR IMPLIED, OR PROMISE MADE BY SELLER, OR ANY OF ITS EMPLOYEES OR AGENTS, OR ANY BROKER, WITH RESPECT TO THE PROPERTY OR ITS OPERATION, EXCEPT AS SPECIFICALLY SET FORTH IN THIS CONTRACT. PURCHASER AGREES THAT ANY AND ALL DOCUMENTATION OR OTHER INFORMATION OF ANY TYPE WITH RESPECT TO THE PROPERTY PRODUCED BY ANY PARTY OTHER THAN SELLER WHICH PURCHASER HAS RECEIVED OR MAY RECEIVE FROM SELLER OR ANY OF ITS BROKERS, OR FROM ANY EMPLOYEES OR AGENTS OF SELLER OR ANY SUCH BROKER, OR FROM ANY EMPLOYEES OR AGENTS OF SELLER OR ANY SUCH BROKER, WAS FURNISHED ON THE EXPRESS CONDITION THAT PURCHASER MAKE AN INDEPENDENT VERIFICATION OF THE ACCURACY OF ANY AND ALL SUCH DOCUMENTATION AND INFORMATION, ALL SUCH AND INFORMATION BEING FURNISHED WITHOUT ANY WARRANTY WHATSOEVER. PURCHASER

AGREES THAT PURCASHER SHALL NOT ASSERT ANY LIABILITY AGAINST SELLER AND/OR ITS BROKERS AND/OR THE EMPLOYEES AND/OR AGENTS OF EITHER, FOR FURNISHING SUCH DOCUMENTATION OR INFORMATION.

E. WITHOUT LIMITING THE GENERALITY OF THE FOREGOING, EXCEPT AS OTHERWISE EXPRESSLY SET FORTH IN SECTION 5(I) HEREOF, SELLER HAS NOT MADE AND DOES NOT MAKE ANY REPRESENTATIONS, PROMISES OR WARRANTIES WITH RESPECT TO ENVIRONMENTAL MATTERS AFFECTING OR RELATING TO THE PROPERTY, AND PURCHASER ACKNOWLEDGES THAT NONE HAVE BEEN MADE EXCEPT AS PROVIDED IN SECTION 5 (I) HEREOF. THE PROVISIONS OF THIS SECTION 3(D) SHALL SURVIVE THE CLOSING OR ANY TERMINATION OF THIS CONTRACT.

F. EXCEPT AS EXPRESSLY PROVIDED IN THIS CONTRACT, SELLER HEREBY EXPRESSLY DISCLAIMS ANY AND ALL WARRANTIES, EXPRESS OR IMPLIED, RELATING IN ANY WAY TO THE PROPERTY, INCLUDING, WITHOUT LIMITATION, ANY WARRANTY PROVIDED FOR UNDER STATUTORY OR COMMON LAW OR THE UNIFORM COMMERCIAL CODE, INCLUDING BUT NOT LIMITED TO WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE. BOTH PURCHASER AND SELLER ARE ACTING AT ARM’S LENGTH TO PROTECT THEIR OWN INTERESTS, AND BOTH PURCHASER AND SELLER SHALL USE THEIR OWN INDEPENDENT BUSINESS JUDGMENT CONCERNING THE SALE AND PURCHASE OF THE PROPERTY. PURCHASER HAS COMPLETED ALL INVESTIGATIONS, INSPECTIONS AND TESTS WHICH PURCHASER DEEMS NECESSARY IN ITS SOLE DISCRETION TO DETERMINE, AMONG OTHER THINGS: (i) THE CONDITION OF THE PROPERTY, INCLUDING, BUT NOT LIMITED TO, THE SOIL CONDITION OF THE PROPERTY, THE EXISTENCE OF ANY ENVIRONMENTAL CONDITION, AND THE EXISTENCE OF PATENT OR LATENT DEFECTS IN CONSTRUCTION OF THE IMPROVEMENTS ON THE PROPERTY; (ii) THE CONDITION OF TITLE TO THE PROPERTY; (iii) THE STATUS OF ALL BUILDING CODE, ZONING AND OTHER APPLICABLE GOVERNMENTAL REQUIREMENTS OF WHATEVER KIND REGARDING THE PROPERTY OR ANY INTENDED USE OF THE PROPERTY, INCLUDING, WITHOUT LIMITATION, THE STATUS OF ANY PERMIT, APPLICATION, LICENSE, APPROVAL, CERTIFICATE OR OTHER INTANGIBLE RIGHT OF WHATEVER KIND REGARDING THE PROPERTY, AND (iv) THE STATUS AND EFFECT OF ALL RECORDED COVENANTS AND RESTRICTIONS RELATING TO THE PROPERTY, IT BEING AGREED AS SET FORTH ABOVE THAT SELLER SHALL GIVE NO WARRANTY AND MAKE NO REPRESENTATION REGARDING SUCH MATTERS EXCEPT AS EXPRESSLY PROVIDED ELSEWHERE IN THIS CONTRACT. PURCHASER ACKNOWLEDGES THAT IT AGREES TO ACCEPT CONVEYANCE OF THE PROPERTY AT CLOSING IN ITS “AS-IS, WHERE-IS” PHYSICAL CONDITION AS OF THE CLOSING DATE, SOLELY BASED UPON ITS RELIANCE ON ITS OWN INVESTIGATIONS, INSPECTIONS AND JUDGMENT, EXCEPT AS EXPRESSLY PROVIDED ELSEWHERE IN THIS CONTRACT.

4. Title.

No later than fifteen (15) days after the Effective Date, Purchaser shall obtain, at its sole cost and expense, a current ALTA owner’s title commitment for title insurance (the “Title Commitment”) issued by the Escrow Agent, together with true and complete copies of all exceptions contained therein. Purchaser shall order, at its cost and expense, an ALTA Survey (the “Survey”). Upon the receipt of the Title Commitment and Survey, Purchaser shall promptly review all such information and shall, no later than forty five (45) days after the Effective Date furnish a copy of the Title Commitment and Survey to Seller, together with a statement as to which exceptions shown on the Title Commitment are acceptable to Purchaser (the “Permitted Exceptions”) and the requirements which Purchaser requires Seller to satisfy. The parties agree that the Leases, the Exiting Loan and all loan documents evidencing and securing the Existing Loan, real estate taxes not yet due and payable, rights of the public and adjoining land owners in highways, streets, roads and lanes bounding the Property and subsurface conditions affecting the Property not disclosed in any instrument recorded in the county clerk’s office and of which Seller has no notice all shall be Permitted Exceptions. If Seller determines that it is not able or is unwilling to cause all exceptions other than the Permitted Exceptions to be removed from the Title Commitment or that there are requirements which Seller is unable or unwilling to satisfy, then within five (5) days after notice from Purchaser noting the Permitted Exceptions and requirements, Seller shall give notice (“Seller’s Notice”) to Purchaser stating those other exceptions which must be included as additional Permitted Exceptions and those requirements which Seller is unable or unwilling to satisfy. Failure by Seller to give Seller’s Notice shall be deemed an election by Seller that all exceptions other than Permitted Exceptions will be removed from the Title Commitment and that Seller will satisfy all requirements for the issuance of the title policy on or before Closing. If Purchaser does not give notice to Seller of Purchaser’s acceptance of such additional Permitted Exceptions or requirements within seven (7) days after receipt by Purchaser of Seller’s Notice, if any, Purchaser shall be deemed to have objected to such additional Permitted Exceptions. If Purchaser objects in writing to Seller’s expansion of the Permitted Exceptions within the time permitted herein or fails to note its acceptance of such matters in writing, Purchaser shall be deemed to have terminated this Contract (unless the parties agree otherwise in writing), in which event the Escrow Agent shall immediately forward the Deposit to Purchaser, and neither party shall have any further liability or obligations to the other hereunder, provided, however, the indemnity in subsection 3 A hereof shall survive such termination.

5. Seller’s Representations and Warranties. Seller warrants and represents to Purchaser as follows, which warranties and representations shall be deemed made on the Effective Date and shall be reaffirmed at Closing:

A. The title to the Property is, and at Closing will be, marketable and good of record and in fact, free and clear of all liens, encumbrances or leases, except the Leases and those matters to be removed at or prior to Closing and the Permitted Exceptions. Title will otherwise be free of covenants, conditions, restrictions and will be insurable at standard title insurance company rates at the title company chosen by Purchaser. To the best knowledge of Seller, there are no title conditions adversely affecting title insurability. All individual parcels of real property constituting the Property are contiguous and the Property is free of gaps or gores.

B. Seller is a validly existing Delaware limited partnership in good standing and has the corporate authority to enter into and perform its obligations under this Contract. The person executing this Contract on behalf of Seller has been authorized to do so.

C. The execution and delivery of this Contract do not, and the consummation of the transaction contemplated hereby will not in any material respect, require any approval, consent, authorization or order of, or filing with, any private party or any governmental agency or body except for the Existing Lender, or violate any law, rule or regulation or any order, arbitration award, judgment or decree to which Seller is a party or by which it or any of the Property is bound.

D. The Property is not subject to any option contract or other sales contract, or to any leases or other occupancy agreements other than the Leases.

E. Seller has received no notice from any governmental authority requiring any work, repairs, construction, alterations or installations on or in connection with the Property, or asserting any violation of any federal, state, county or municipal laws, ordinances, codes, orders, regulations or requirements affecting any portion of the Property, including, without limitation, any applicable environmental laws or regulations. There is no action, suit or proceeding pending or, to the knowledge of Seller, threatened against or affecting Seller or the Property or any portion thereof or relating to or arising out of the ownership of the Property, in any court or before or by any federal, state, county or municipal department, commission, board, bureau or agency or other governmental instrumentality.

F. The Seller has not received from any governmental authority any written notice of, and the Seller presently has no knowledge of, pending or contemplated condemnation proceedings affecting the Property.

G. Intentionally deleted.

H. Seller has not received any notice from any insurance company or any board of fire underwriters (or other body exercising similar functions) claiming any defects or deficiencies with respect to, or requesting the performance of any repairs, alterations or other work to, the Property.

I. To the best of Seller’s knowledge and except as set forth in any environmental reports delivered to Purchaser by Seller pursuant to Section 3(C), the Real Property is not (and has not been) in violation of any applicable environmental law, including without limitation those listed below in this paragraph. Further to the best of Seller’s knowledge and except as set forth in any environmental reports delivered to Purchaser by Seller pursuant to Section 3(C), the Real Property is not now, nor has it at any time during Seller’s ownership thereof been, used for the manufacture, processing, distribution, use, treatment, storage, disposal, placement, transport or handling of toxic materials, hazardous wastes or hazardous substances (as those terms are defined in the Resource Conservation and Recovery Act of 1976, as amended (42 U.S.C. Section 6901 et seq.) or the Comprehensive Environmental Response Compensation and Liability Act of 1980, as amended (42 U.S.C. Section 9601 et seq.), oils, petroleum-derived compounds, or pesticides, all of which are hereinafter referred to as

“Hazardous Materials”). In addition, to the best of Seller’s knowledge and except as set forth in any environmental reports delivered to Purchaser by Seller pursuant to Section 3C, no (i) underground storage tanks, (ii) asbestos (either commercially processed or excavated raw materials), (iii) electrical transformers, fluorescent light fixtures with ballast, or other items or equipment containing polychlorinated biphenyls (“PCBs”), or (iv) other Hazardous Materials are present on the Property in violation of any applicable law except as previously disclosed in writing to Purchaser by Seller. Seller has not received any information from neighboring property owners indicating they have any concerns about existing environmental conditions which could affect the Property or suggesting they might look to Seller for contribution to clean up or remediate such condition. In the event Purchaser shall discover Hazardous Materials which have been released in, on or under the Property in violation of applicable environmental laws between the end of the Review Period and Closing, Purchaser shall have the right to terminate this Contract upon written notice thereof to Seller, whereupon Escrow Agent shall return the Deposit to Purchaser together with all interest thereon, and the parties shall have no further obligations to one another except for any obligations that expressly survive the termination of this Agreement.

J. No assessments or charges for any public improvements have been made against the Property which remain unpaid. No improvements to the Property or any roads or facilities abutting the Property have been made or ordered for which a lien, assessment or charge can be filed or made.

K. Exhibit “B” lists all (i) leases for any portion of the Property and all amendments thereto in effect on the Effective Date and (ii) guaranties with respect to the Leases in effect on the Effective Date (the “Guaranties”). Each of the Leases and Guaranties is valid and subsisting and in full force and effect, has not been further amended, modified or supplemented and the tenant thereunder is in actual possession in the normal course and the tenant is not in default thereunder except as otherwise set forth on Exhibit B-1. No written notice of default or breach on the part of the landlord under any of the Leases has been received by Seller or its agents from the tenant thereunder. All improvements, landlord work, painting, repairs, alterations and other work required to be performed thereunder, have been or will, prior to Closing, be fully performed and paid for in full.

L. Except as otherwise set forth on Exhibit B-1, the rents set forth in Exhibit “B” are the actual rents, income and charges presently being collected by Seller. No tenant under any of the Leases is entitled to any concessions, allowances, rebates or refunds or has prepaid any rents or other charges for more than the current month. None of the Leases and none of the rents or other amounts payable thereunder have been assigned, pledged or encumbered, except in connection with the Existing Loan. No security deposits have been paid by any tenants which have not heretofore been returned, except as set forth in Exhibit “B” hereto, if any.

M. To the best of Seller’s knowledge, following Closing, no brokerage or leasing commissions or other compensation is or will be due or payable to any person, firm, corporation or other entity with respect to or on account of the current term of any of the Leases, but brokerage or leasing commissions may be payable in the future with respect to future extensions, renewals or expansions of Leases as set forth on Exhibit B-2. Further, Seller will indemnify Purchaser against any commissions due on account of any lease extensions or expansions executed while Seller has owned the Property.

N. If, after Seller’s execution hereof, any event occurs or condition exists which renders any of the representations contained herein untrue or misleading, Seller shall promptly notify Purchaser in writing.

O. To the best of Seller’s knowledge, all documents provided to Purchaser, including without limitation the items provided pursuant to Section 3(A)(2), are the complete originals or, if not originals, are true, accurate, and complete copies thereof. Seller is not, however, making any representation as to the accuracy of the content of any of the documents provided to Purchaser that were produced by any party other than Seller.

P. The Seller is not a debtor in any bankruptcy or other insolvency proceeding.

Notwithstanding anything contained in this Contract to the contrary, all of the representations, warranties and certifications (collectively, the “Representations”) which are made by Seller and set forth herein or in any of the documents or instruments required to be delivered by Seller hereunder, shall be subject to the following conditions and limitations: (a) there shall be no liability on the part of Seller for any breach of a Representation arising from any matter or circumstance of which Purchaser had actual knowledge at Closing; and (b) if prior to the time of Closing, during the course of Purchaser’s inspections, studies, tests and investigations conducted pursuant to this Contract, or through other sources, Purchaser gains knowledge of a fact or circumstance which, by its nature, indicates that a Representation was or has become untrue or inaccurate, and such fact or circumstance was not intentionally withheld from Purchaser by Seller with the intent to defraud Purchaser and was not otherwise the result of a breach or default by Seller in the performance of any of their obligations under this Contract, then Purchaser shall not have the right to bring any lawsuit or other legal action against Seller or the Partnership, nor pursue any other remedies against Seller or the Partnership, as a result of the breach of the Representation caused thereby, but Purchaser’s sole and exclusive right and remedy shall be to terminate this Contract and Seller shall pay Purchaser the actual third-party out-of-pocket costs or expenses incurred by Purchaser under this Contract up to a maximum of Ten Thousand and 00/100 Dollars ($10,000.00). Upon payment of such out-of-pocket costs or expenses to Purchaser, this Contract shall be terminated and shall be of no further force and effect except for those provisions expressly stated to survive the termination of this Contract

6. Purchaser’s Representations and Warranties. Purchaser represents and warrants to Seller as follows:

A. This Contract is validly executed and delivered by Purchaser and the performance by Purchaser hereunder does not violate (i) any agreement or contract to which Purchaser is a party or (ii) any judgment, order, injunction, decree, regulation or ruling of any court or other governmental authority to which Purchaser is subject.

B. The execution of this Contract by Purchaser has been properly authorized and is the binding obligation of Purchaser.

7. Seller’s Covenants. Seller covenants and agrees as follows:

A. Seller will not (i) mortgage, pledge or subject the Property or any part thereof to an unbonded lien or other encumbrance, (ii) permit any mechanic’s or materialmen’s lien to attach against the Real Property which is not removed or bonded over before Closing, (iii) execute or cause or permit to be placed of record any document affecting title to any portion of the Real Property, and (iv) enter into, or subject any portion of the Property to, any option contract, sales contract, or any other agreement, pursuant to which any party shall have any right to purchase any portion of the Property without first receiving Purchaser’s prior written approval, which approval may be withheld for any reason.

B. Seller will not sell or otherwise dispose of or remove any fixtures, mechanical equipment or any other item included within the Property, except in the ordinary course of business and except that Seller shall have the right to replace damaged or worn out fixtures, mechanical equipment or other items included within the Property.

C. Seller will not knowingly do any act which will materially adversely affect the warranties, guarantees, bonds and other items delivered to Purchaser as specified in Section 1D, without the prior written consent of Purchaser.

D. Seller will comply with each and every material undertaking, covenant and obligation of the landlord under the Leases.

E. Seller shall maintain or cause to be maintained the Property, including all plumbing, heating, ventilating, air conditioning and other mechanical and electrical systems contained in the Improvements, in good order and repair, reasonable wear and tear and damage by “Casualties” (hereinafter defined) excepted.

F. Seller will pay or cause to be paid all debts, taxes, fees, assessments, commissions, and other obligations related to the use and ownership of the Property up to the date of Closing, except for those items for which proration is agreed upon in accordance with the provisions of Section 10 hereof.

G. Between the date of this Contract and the Closing Date, Seller agrees that it will: (i) manage and operate the Property only in the ordinary and usual manner and maintain in full force and effect until the Closing Date all appropriate insurance policies; (ii) deliver the Property on the Closing Date in substantially the same condition it is in on the date of this Contract, reasonable wear and tear and damage by fire or other casualty excepted; (iii) give prompt written notice to Purchaser, by overnight delivery from a recognized national carrier and facsimile, of any fire or other casualty affecting the Property after the date of this Contract; (iv) deliver to Purchaser, promptly after receipt by Seller, copies of all notices of violation issued by governmental authorities with respect to the Property received by Seller after the date of this Contract.

H. Intentionally deleted.

I. If Purchaser has not terminated this Contract on or before the expiration of the Review Period, Seller shall use commercially reasonable efforts to deliver to Purchaser, prior to Closing, duly executed originals of estoppel certificates (the “Estoppel Certificates”) from the following tenants: Nova Care, UPS Store, We buy Gold, Baltimore Crab, Metro PCS, King’s Wok, DeLarossa Pizza, Lounge Nails, Winslow Cleaners, Liberty Tax, Stolz Paints, Sunshine Beauty, Kings Liquors and each guarantor of each such named tenant, if any, in the form attached hereto as Exhibit “D”. If any of the above named tenants do not deliver the Estoppel Certificates in the required form (or on the form required by a particular tenant’s lease) and show no claim of offset by the tenant, no default by Seller under the lease and no circumstance which would with the giving of notice or passing of time be a default by Seller under the lease within the aforesaid time period, Purchaser may elect to terminate this Contract, the Deposit shall be returned to Purchaser.

J. If Purchaser has not terminated this Contract on or before the expiration of the Review Period, Seller shall use commercially reasonable efforts to deliver to Purchaser, prior to Closing, duly executed originals of estoppel certificates (“REA Estoppel”) from all parties subject to any Reciprocal Easement Agreement or Easement with Covenants and Restrictions (the “Restrictive Agreement”), if any, in the form attached hereto as Exhibit “E”, by which the parties to the Restrictive Agreement shall certify that the Restrictive Agreement is in full force and effect, has not been assigned, modified or amended in any way, and to the best knowledge of the party giving the estoppel, the Seller is not in default under the applicable instrument and all amounts, if any, owing under the Restrictive Agreement have been paid in full by Seller. If all of the REA Estoppel Agreements have not been delivered to Purchaser in the required form within the aforesaid time period, Purchaser may elect to terminate this Contract, and Purchaser shall have all other remedies under this Contract.

K. On the date Purchaser notifies Seller that it has waived its rights to terminate this Contract pursuant to Section 3B hereof, Seller shall give notice of termination to be effective at Closing with regard to any management or leasing contract or fee arrangement between Seller and any other party for or in connection with the Real Property and all payments due thereunder will be paid in full by Seller prior to Closing and Seller shall hold Purchaser harmless from any claims thereunder, unless Purchaser, at its sole option, assumes any such agreement in writing. Seller further warrants and represents that all such contracts and agreements shall be terminated effective as of Closing, unless otherwise assumed by Purchaser as noted above. Notwithstanding the foregoing, Seller shall not be required to pay any brokerage or leasing commissions which may in the future be payable with respect to future extensions, renewals or expansions of Leases as set forth on Exhibit B-2.

L. Seller shall perform in all material respects all of Seller’s obligations under the Existing Loan Documents and not (a) intentionally or knowingly commit or allow any act or omission, directly or indirectly, which would then or with the passage of time create a default under the documents evidencing or securing the Existing Loan (the “Existing Loan Documents”), or (b) amend or modify the Existing Loan Documents. Seller shall provide Existing Lender such information as may be reasonably requested in connection with Existing Lender’s approval of the Purchaser’s assumption of the Existing Loan.

M. During the Review Period, Seller shall have the right to enter into any new lease of space in the Property or any assignment, amendment, modification, supplement or renewal of any of the Leases, provided that Seller delivers to Purchaser a fully executed copy of such new lease of space in the Property or any assignment, amendment, modification, supplement or renewal of any of the Leases no later than two (2) business days prior to the end of the Review Period. After the Review Period, Seller shall not enter into any new lease of space in the Property or any assignment, amendment, modification, supplement or renewal of any of the Leases without Purchaser’s prior written consent, such consent not to be unreasonably withheld, conditioned or delayed, and which consent shall be deemed given unless expressly withheld in a written notice from Purchaser to Seller delivered within five (5) days following Purchaser’s receipt of Seller’s request for consent to such new lease of space in the Property or any assignment, amendment, modification, supplement or renewal of any of the Leases.

8. Conditions.

A. In addition to Purchaser’s absolute right to terminate this Contract for any reason at any time during the Review Period, the obligation of Purchaser under this Contract to purchase the Property from Seller is subject to the satisfaction of each of the following conditions on or prior to the Closing Date, any of which conditions may be waived in whole or in part by Purchaser by written waiver at or prior to the Closing Date:

1. Title to the Real Property shall be good and marketable as required herein, free and clear of all liens and encumbrances, and subject to no exceptions other than the Permitted Exceptions (which shall include the mortgage securing the Existing Loan to be assumed by Purchaser). Seller shall discharge all liens against the Property at Closing other than the mortgage securing the Existing Loan.

2. Seller shall have performed, observed and complied in all material respects with all covenants, agreements and conditions required by this Contract to be performed by, observed and complied with on its part either on or prior to the Closing Date.

3. All of Seller’s representations and warranties contained herein shall be true and correct in all material respects as of the Closing Date, and Seller will deliver to Purchaser at Closing a certificate to that effect (or disclosing any representations or warranties which are no longer true and accurate).

4. Subject to Section 16 below, the physical condition of the Property and the title for the Property shall not have materially changed since the conclusion of the Review Period.

5. All tenants of the Leases shall be occupying the Property, none of the tenants shall be in default in the performance of any material obligation under their Leases, except for the defaults listed on the attached Exhibit B-1.

6. Purchaser shall have received the Estoppel Certificates and REA Estoppels as required pursuant to Section 7(I).

7. Purchaser shall have obtained the written approval of the Lender of Purchaser’s assumption of the Existing Loan in accordance with Section 23 below. Any conditions to the Lender’s approval of Purchaser’s assumption of the Existing Loan shall have been satisfied on or before Closing; provided, however, that any conditions that are not satisfied due to Purchaser’s negligence or willful or intentional conduct shall be deemed to have been satisfied on the Closing Date for purposes of this Section 8(A)(7).

In the event any of the foregoing conditions to the Closing are not satisfied or waived in writing by Purchaser as of the Closing Date, then, Purchaser may either (i) extend the date for Closing until such conditions are satisfied for a maximum of thirty (30) days, or (ii) terminate this Contract and have the Deposit refunded together with accrued interest or (iii) waive in writing the satisfaction of any such conditions, in which event this Contract shall be read as if such conditions no longer existed; provided, however that, if such failure of condition also constitutes or is accompanied by a default by Seller hereunder, Purchaser shall have all rights and remedies as set forth in Section 13 hereof. Notwithstanding that certain of Seller’s representations and warranties may be limited to the extent of actual knowledge of the facts stated therein, it shall be a condition precedent to Purchaser’s obligation to go to Closing that the facts stated in all such representations and warranties shall be correct as of the time of Closing. Notwithstanding anything to the contrary set forth above, Purchaser shall not have the right to waive the condition precedent in Section 8(A)(7) without Seller’s consent.

B. The obligations of Seller under this Contract to sell the Property to Purchaser are subject to the satisfaction of each of the following conditions:

1. Purchaser shall have performed, observed and complied with all covenants, agreements and conditions required by this Contract to be performed by, observed and complied with on its part either on or prior to the Closing Date.

2. All of Purchaser’s representations and warranties contained herein shall be true and correct in all material respects.

3. Purchaser shall have obtained the written approval of the Lender of Purchaser’s assumption of the Existing Loan in accordance with Section 23 below. Any conditions to the Lender’s approval of Purchaser’s assumption of the Existing Loan shall have been satisfied on or before Closing.

In the event any of the foregoing conditions to the Closing are not satisfied or waived in writing by Seller as of the Closing Date, then, Seller may either (i) extend the date for Closing until such conditions are satisfied for a maximum of thirty (30) days, or (ii) terminate this Contract, in which event the Deposit shall be returned to Purchaser together with accrued interest or (iii) waive in writing the satisfaction of any such conditions, in which event this

Contract shall be read as if such conditions no longer existed; provided, however that, if such failure of condition also constitutes or is accompanied by a default by Purchaser hereunder, Seller shall have all rights and remedies as set forth in Section 14 hereof and the indemnity contained in Section 3A hereof shall survive. Notwithstanding anything to the contrary set forth above, Seller shall not have the right to waive the condition precedent in Section 8(B)(3) without Purchaser’s consent.

9. Closing.

A. Unless this Contract is terminated by Purchaser or Seller as herein provided, the closing hereunder (“Closing”) shall be conducted in escrow by the Escrow Agent on or before that date which is the later of thirty (30) days after the end of the Review Period or thirty (30) days after the loan assumption has been approved by Lender, or the first business day thereafter if the thirtieth (30th) day is not a business day (the “Closing Date”). Subject to Sections 13 and 14 below, if Closing does not occur by February 1, 2014, Purchaser or Seller shall have the right to terminate this Contract in which event the Deposit shall be returned to Purchaser and the parties shall have no further liability hereunder

B. At Closing, in addition to any other documents required to be delivered under the terms of this Contract, Seller shall deliver or cause to be delivered to Purchaser the following, copies of which form shall be delivered to Purchaser five (5) days prior to Closing for its review and approval:

1. A bargain and sale deed with covenants against grantor’s acts, duly executed and acknowledged by Seller and in proper form for recordation, conveying good, marketable fee simple title to the Real Property, free and clear of all liens and encumbrances, other than the Permitted Exceptions. If requested by Purchaser, the deed shall also describe the Real Property by reference to the physical survey obtained by Purchaser, but Purchaser shall only be required to quitclaim its interest in the property described in the additional legal description to the extent such additional legal description does not exactly match the legal description contained in Seller’s vesting deed.

2. A bill of sale with no warranties other than warranty of ownership of all of the Additional Property, duly executed and acknowledged by Seller.

3. The originals of the Leases and guarantees thereof, together with a valid assignment (the “Lease Assignment”), duly executed assigning to Purchaser all of Seller’s right, title and interest, as landlord, in and to the Leases and guarantees thereof, free and clear of all assignments, pledges or hypothecations thereof except in connection with the Existing Loan, which assignment shall include Seller’s indemnity for all matters arising or asserted, due to events or occurrences arising on or before the Closing Date, and Purchaser’s indemnity for such matters arising after the Closing Date.

4. Notice to the tenants under the Leases in the form approved by Purchaser and in conformity with the requirements of the Leases, duly executed by Seller, advising the tenants of the sale of the Property to Purchaser and directing that rent and other payments thereafter be sent to Purchaser (or its agent) at the address provided by Purchaser.

5. A valid assignment, duly executed and acknowledged by Seller, assigning to Purchaser all of Seller’s interest in and to guarantees, warranties and bonds and other assets comprising the Property, together with the original of each such guaranty, warranty, bonds and other related documents if in Seller’s possession or control.

6. To the extent they are in Seller’s possession or control, originals of all certificates of occupancy, licenses, permits, authorizations and approvals required by law and issued by all governmental authorities having jurisdiction over the Real Property and copies of all certificates issued by the local board of fire underwriters (or other body exercising similar functions) (which shall be made available to Purchaser for pick up in Seller’s office at or immediately following Closing).

7. Any of the following that may be in the possession of Seller: tenant improvement plans, signage plans, architectural plans, civil engineering plans, utilities lay out plans, topographical plans and the like used in the construction of the Improvements.

8. Such affidavits or letters of indemnity executed by Seller only as the Escrow Agent shall reasonably require in order to issue policies of title insurance free of any exceptions for unfiled mechanics, materialmen’s or similar liens and parties in possession (other than the tenants under the Leases).

9. A certificate of non-foreign status as required by Section 1445 of the Internal Revenue Code.

10. All keys, codes, or other security devices used in connection with the operation of the Property.

11. Seller’s certificate pursuant to paragraph 8A.3 with respect to its representations and warranties.

12. An assumption agreement required by the Existing Lender, subject to the reasonable satisfaction of Purchaser and Seller, in connection with the assumption of the Existing Loan (the “Assumption Agreement”). In addition, if in connection with Purchaser’s assumption of the Existing Loan, Purchaser will become liable for, or bound by, any default under the Existing Loan arising out of any occurrence which takes place prior to the Closing, Seller shall execute and deliver to Purchaser an agreement pursuant to which Seller indemnifies and holds Purchaser harmless from and against any claims, liabilities, loss, or damages suffered or incurred by Purchaser as a result thereof, including attorneys fees and other costs incurred in defending any such claim.

13. Any other documents reasonably requested by Purchaser or Purchaser’s title insurance company in order to consummate the transaction contemplated by this Contract, including any certificates or other similar documents that are ordinarily and customarily executed and delivered by sellers of commercial real estate in New Jersey and are required for the recording of the Deed.

C. At Closing, in addition to any other documents required to be delivered under the terms of this Contract, Purchaser shall deliver or cause to be delivered the following:

1. Cash, wire transfer or other immediately available funds payable to Seller in the amount of the funds at Closing, as specified in Subsections 2A (as held by Escrow Agent) and 2B.

2. The Lease Assignment countersigned by Purchaser.

3. The Assumption Agreement countersigned by Purchaser.

4. Any other documents reasonably requested by Seller or Purchaser’s title insurance company in order to consummate the transaction contemplated by this Contract, including any certificates or other similar documents that are ordinarily and customarily executed and delivered by purchasers of commercial real estate in New Jersey and are required for the recording of the Deed.

10. Adjustments.

The following shall be adjusted between Seller and Purchaser and shall be prorated on a per diem basis as of the Closing Date, except as noted below:

A. All rents and other payments and obligations pursuant to the Leases. All monies received after Closing from a tenant in arrears at Closing shall be first applied to current rent, then to arrearages and any other amounts owing to Seller. Purchaser shall use commercially reasonable efforts to collect any arrearages owing to Seller, but shall be under no obligation to initiate legal proceedings to collect such rent, and shall not have any liability to Seller in the event that Purchaser is unable to collect such arrearages from the applicable tenant. Seller covenants it will not attempt to collect such delinquent rent and such covenant shall survive Closing.

B. Real estate taxes (on the basis of the actual fiscal years for which such taxes are assessed), personal property taxes, and assessments on the Property shall be apportioned pro rata between Seller and Purchaser, with Seller responsible for the same to and including the day prior to the Closing Date and Purchaser responsible for the same from and after the Closing Date. Purchaser shall receive a credit in an amount equal to any taxes and assessments unpaid as of the Closing Date and for which Seller is responsible hereunder. Seller shall receive a credit in an amount equal to any taxes and assessments which have been paid by Seller applicable to periods on or after the Closing Date. Purchaser acknowledges that real estate taxes in New Jersey are paid on a quarterly basis and that only real estate taxes for the calendar quarter in which Closing occurs shall be apportioned in accordance with this Section 10(B).

C. Seller shall pay to Purchaser at Closing, by credit against the Purchase Price, all security deposits paid by tenants under the Leases, including any and all interest accrued thereon, if any, which is required by law to be returned to the tenants at the end of the Lease term.

D. Purchaser shall pay to Seller at Closing the amount of any reserve accounts for the payment of real estate taxes, tenant improvement costs, real estate commissions and the like held at Closing by the Existing Lender.

E. Seller shall pay the amount of all transfer and recording taxes or charges on the deed conveying the Real Property, except the New Jersey Mansion Tax. Purchaser shall pay at Closing the cost of the Survey, the cost of the New Jersey Mansion Tax, the charges of the Escrow Agent for issuance of the title commitment and owner’s title policy to Purchaser, the cost of any endorsement to the policy of title insurance required by Purchaser, any title policy and endorsements thereto required by the Existing Lender, the cost of recording any security instruments, including the Assumption Agreement, if applicable, or other documents required by the Existing Lender. Purchaser shall also pay all costs of the assumption of the Existing Loan and any costs arising from or related to Purchaser’s studies and activities under the Review Period.

F. All utilities, operating expenses and other apportionable income and expenses paid or payable by Seller, including without limitation, Common Area Maintenance charges due under the Leases (collectively “CAM Charges”), shall be apportioned pro rata on a per diem basis as of 12:01 A.M. on the date of Closing. Seller shall use its best efforts to cause any and all public utilities serving the Property to issue final bills to Seller on the basis of readings made as of Closing and all such bills shall be paid by Seller. At Closing, Purchaser and Seller shall perform a final reconciliation of the CAM Charges due under the Leases for the calendar year up to the date of Closing (the “Short Year”) as follows: (i) Purchaser shall pay to Seller the amount by which the CAM Charges and taxes actually paid by Seller during such Short Year exceed that portion of funds Seller collected from tenants for CAM Charges and taxes (which are not otherwise paid directly by such tenants) during the Short Year, or (ii) Seller shall pay to Purchaser the amount by which that portion of funds Seller collected from tenants for CAM Charges and taxes (which are not otherwise paid directly by such tenants) during the Short Year exceeds the CAM Charges and taxes actually paid by Seller during such Short Year. Seller shall provide all relevant information regarding such interim reconciliation of the CAM Charges to Purchaser at least three (3) business days prior to Closing.

G. Purchaser shall also be entitled to a credit against the Purchase Price in an amount equal to all unpaid interest and other charges on the Existing Loan accrued through and including the day immediately preceding the date of Closing

H. With the exception of any adjustments to be made following the Closing Date, (a) if a net amount is owed by Seller to Purchaser pursuant to this Section 10, such amount shall be credited against the Purchase Price, and (b) if a net amount is owed by Purchaser to Seller pursuant to this Section 10, such amount shall be added to the Purchase Price.

11. Possession. Possession of the Property shall be delivered as of the Closing Date, subject only to the Leases.

12. Condemnation. In the event that any eminent domain proceeding (including a temporary taking) affecting the Real Property or any part thereof or affecting any of the rights of the tenants under the Leases is commenced or threatened by a governmental body having the power of eminent domain (a “Condemnation”), Seller shall immediately give Purchaser written notice thereof, and in the event, in Purchaser’s sole discretion, such Condemnation has no material adverse effect on the Property, this Contract shall remain in full force and effect and, at Closing, Purchaser shall receive the award resulting from the Condemnation (or if not then received, the right to the same shall be assigned to Purchaser), and this transaction shall be closed in the same manner as if no such Condemnation or other taking shall have occurred. However, if any such Condemnation has, or will have, in Purchaser’s sole discretion, a material adverse effect on the Property, Purchaser may terminate this Contract, in which event the Escrow Agent shall immediately forward the Deposit to Purchaser, and neither party shall have any further liability or obligations to the other hereunder; provided, however, that the indemnity contained in Subsection 3A hereof shall survive.

13. Seller’s Default. In the event Seller shall be in breach or violation of, or shall fail or refuse to perform its obligations under this Contract, and such breach remains uncured ten (10) days following written notice from Purchaser (provided that no written notice shall be required for failure to complete Closing on the Closing Date), Purchaser shall have the right, as its sole and exclusive remedies, to either: (i) terminate this Contract, in which case the Deposit shall be immediately forwarded by Escrow Agent to Purchaser on demand and Seller shall pay Purchaser the actual third party, out-of-pocket costs and expenses incurred by Purchaser under this Contract up to a maximum of Ten Thousand and 00/100 Dollars ($10,000.00). Upon the payment of such out-of-pocket costs and expenses to Purchaser, this Contract shall be terminated and shall be of no further force and effect except those provisions expressly stated to survive the termination of this Contract, or (ii) Purchaser may seek specific performance of this Contract.

14. Purchaser’s Default; Liquidated Damages. In the event Purchaser shall be in breach or violation of, or shall fail or refuse to perform its obligations under this Contract, and such breach remains uncured ten (10) days following written notice from Purchaser (provided that no written notice shall be required for failure to complete Closing on the Closing Date), Seller shall have the right to terminate this Contract and the Deposit shall be forwarded by Escrow Agent to Seller on demand, which is hereby agreed to be adequate liquidated damages for Purchaser’s default hereunder, and Seller shall have no other rights or remedies. The parties acknowledge that the Deposit represents a reasonable effort to ascertain the damages to Seller in the event of a Purchaser default, which damages are difficult or impossible to quantify.

15. Broker’s Commission. Seller shall be solely responsible for, and shall pay in cash at Closing, and only if Closing shall occur, a real estate commission to Marcus and Millchap/Taylor Zang Munley (the “Broker”) pursuant to the terms of a separate agreement. Seller represents and warrants to Purchaser, and Purchaser represents and warrants to Seller, that, except as provided in the preceding sentence, no commissions are due and owing any real estate broker or salesperson (other than the Broker) in connection with this transaction arising out of its actions. Seller and Purchaser hereby each agree to indemnify, defend and hold the other harmless from and against any claim for any real estate commission or similar fee arising out of its actions concerning the purchase and sale of the Property as contemplated by this Contract. Seller acknowledges that Purchaser has disclosed that certain of its principals are licensed real estate agents in the Commonwealth of Virginia, Maryland and the District of Columbia.

16. Insurance; Risk of Loss. At all times until the Closing has been consummated, Seller shall maintain in full force and effect casualty and liability insurance on or with respect to the Property, it being understood and agreed that all risk of loss with respect to the Property shall remain with Seller through Closing. If at any time prior to the Closing Date any portion of the Property is destroyed or damaged as a result of fire or any other casualty and if such casualty is a covered risk under any such casualty insurance and any such carrier certifies that such casualty is a covered risk and certifies that the carrier will pay a claim for such casualty, (“Casualty”), Seller shall promptly give written notice (“Casualty Notice”) thereof to Purchaser. If the Property is the subject of a Casualty, Purchaser shall have the right, at its sole option, of terminating this Contract (by written notice to Seller given within ten (10) business days after receipt of the Casualty Notice from Seller) unless the cost to fully repair or restore such damage is less than One Hundred Thousand Dollars ($100,000.00). If a Casualty Notice is given to Purchaser less than ten (10) business days prior to Closing, at Purchaser’s option, Closing shall be postponed to a date not earlier than ten (10) business days after Purchaser’s receipt of the Casualty Notice. If Purchaser terminates this Contract pursuant to this Section 16, the Deposit shall be returned to Purchaser by Escrow Holder. If Purchaser does not terminate this Contract, the proceeds of any insurance with respect to the Property paid between the date of this Contract and the Closing Date shall be paid to Purchaser at the time of Closing and all unpaid claims and rights in connection with losses to the Property shall be assigned to Purchaser at Closing without in any manner affecting the Purchase Price. If the Property is the subject of a Casualty, but Purchaser does not have the right to terminate this Contract pursuant to the provisions of this Section 16, then Seller shall cause all temporary repairs to be made to the Property as shall be required to prevent further deterioration and damage to the Property prior to the Closing Date. Seller shall have the right to be reimbursed from the proceeds of any insurance with respect to the Property paid between the date of this Contract and the Closing Date for the cost of all such repairs made pursuant to this Paragraph. Except for the obligation of Seller to repair the Property set forth in this Paragraph, Seller shall have no other obligation to repair any Casualty, damage or destruction in the event Purchaser does not elect to terminate this Contract pursuant to the provisions of this Paragraph and in such event, Purchaser shall accept the Property at Closing as damaged or destroyed by the Casualty and Purchaser shall have the right to enter the Property prior to Closing for the purpose of performing such repairs thereto as are reasonably necessary to protect the Property against further damage prior to the Closing Date.

17. Survival of Covenants. All covenants, representations and warranties made by Seller and Purchaser shall survive the Closing for a period of one year after Closing. Except as otherwise provided in the last paragraph of Section 5 above, all such covenants, representations and warranties made by Seller or Purchaser shall be true, bona fide and accurate as of Closing, notwithstanding the fact that any of the covenants, representations and warranties by the language used in this Contract or therein may refer to a state of facts as of a date prior to the Closing Date and not as of the Closing Date. If Purchaser has actual knowledge that Seller has breached a representation, warranty or covenant contained herein prior to Closing, but Closing nevertheless occurs, Purchaser shall be deemed to have waived such breach and shall have no right to pursue any remedies against Seller on account of such breach. If Closing occurs and Purchaser learns after Closing that Seller breached any such covenant, representation or warranty made by Seller to Purchaser, then Purchaser may pursue all remedies available at law or in equity so long as Purchaser initiates legal proceedings to enforce such remedies within one (1) year after Closing and Seller’s liability to Purchaser for damages shall be limited to Two Hundred Fifty thousand and 00/100 Dollars ($250,000.00).

18. Assignment. Purchaser’s rights under this Contract shall be assignable by Purchaser, without further consent of Seller, to an entity affiliated with or controlled by Purchaser or any of Purchaser’s principals, but Purchaser shall not assign this Contract to any other party without Seller’s prior consent. Notwithstanding any assignment, Seller shall not be required to deliver a deed containing consideration in excess of the Purchase Price. Purchaser shall be responsible for the payment of any realty transfer fee or tax assessed in connection with the assignment of its rights under this Contract.

19. Notices. All notices, requests or other communications permitted or required under this Contract shall be in writing and shall be communicated by personal delivery, by nationally recognized overnight delivery service (such as Federal Express), by certified mail, return receipt requested, or by facsimile transmission to the parties hereto at the addresses shown below, or at such other address as any of them may designate by notice to each of the others. Notice given by facsimile shall be effective as of the successful transmission of the facsimile (as evidenced by a successful transmission report generated by the sender’s facsimile equipment), but only if notice is sent the same day by another method permitted by this Section 19.

Seller:

Winslow Plaza Investors, L. P

c/o RPC Real Estate, LLC

484 Evesham Road, Suite 200

Cherry Hill, New Jersey 08003

Copy to:

John D. Benson, Esquire

Sirlin Lesser & Benson, P.C.

123 S. Broad Street, Suite 2100

Philadelphia, PA 19109

Phone: 215/864/9700

Fax: 215/864/9669

Purchaser:

Wheeler Interests, LLC

2529 Virginia Beach Boulevard

Virginia Beach, Virginia 23452

Phone: 757/627/9088

Fax: 757/627/9081

Attn: Jon S. Wheeler and Rob Seidel

Copy to:

Stuart A. Pleasants, Attorney at law

Escrow Agent:

Chicago Title Insurance Company

National Business Division

20900 Swenson Drive

Suite 900

Waukesha, WI 53186

Attn: Jennifer L. Meyer

Manager, National Business Division

Phone: (262) 796-3820

Fax:

20. Escrow. Upon its receipt thereof, Escrow Agent shall deposit the Deposit in a federally insured interest bearing account, with all accrued interest earned thereon to be added to and deemed a part of the Deposit. Except as otherwise provided in this Contract, the Deposit shall be delivered by Escrow Agent to Seller on the Closing Date for application against the Purchase Price in accordance with and subject to the provisions of the Escrow Agreement (defined below). Escrow Agent shall have no liability to any party hereto in acting or refraining from acting hereunder except for willful malfeasance and shall perform such function without compensation. In the event of any dispute between the parties hereto or between Escrow Agent and Seller or Purchaser, Escrow Agent may deposit the Deposit in a court of competent jurisdiction for the purpose of obtaining a determination of such controversy. Seller and Purchaser agree to execute and deliver an escrow agreement in the form designated by Escrow Agent or in form and content as contained in the escrow agreement (the “Escrow Agreement”) attached hereto as Exhibit “F”.

21. Like Kind Exchange Under Section 1031 of the Internal Revenue Code. The parties acknowledge that Seller or Purchaser may wish to enter into a like kind exchange (either simultaneous or deferred) with respect to the Property (the “Exchange”) pursuant to the applicable provisions of Section 1031 of the Internal Revenue Code of 1986, as amended. Notwithstanding anything to the contrary contained in this Contract, Seller or Purchaser shall have the right to assign its interest under this Contract without the other party’s consent for the sole purpose of enabling the assigning party to effectuate the Exchange, including execution of any necessary acknowledgment documents; provided, however, that notwithstanding any such assignment, the assigning party shall not be released from any of its liabilities, obligations or indemnities under this Contract. The other party shall cooperate in all reasonable respects with the assigning party to effectuate such Exchange; provided, however, that:

A. Closing shall not be extended or delayed by reason of such Exchange;

B. The non-assigning party shall not be required to incur any additional cost or expense as a result of such Exchange, and the assigning party shall forthwith, on demand, reimburse the non-assigning party for any additional cost or expense excepting for attorney’s fees incurred by the non-assigning party as a result of the Exchange in reviewing documents; and

C. The assigning party’s ability to consummate the Exchange shall not be a condition to the obligations of assigning party under this Contract, and the non-assigning party does not warrant and shall not be responsible for any of the tax consequences to assigning party with respect to the transactions contemplated hereunder.

22. Miscellaneous.

A. This Contract shall be governed by, construed and enforced under the laws of the State of New Jersey, without regard to its conflicts of laws provisions. Any litigation arising out of or relating to this Contract or the transactions contemplated hereby shall be brought solely in the state courts of Camden County, New Jersey or the federal district court for the District of New Jersey.

B. This Contract sets forth the entire agreement and understanding between the parties with respect to the transactions contemplated hereby and supersedes all prior agreements, arrangements and understandings which led to the subject matter hereof.

C. All the terms, covenants, representations, warranties and conditions of this Contract shall be binding upon, and inure to the benefit of and be enforceable by, the parties hereto and their respective heirs, personal representatives, executors, successors and permissible assigns.

D. Failure of any party at any time or times to require performance of any provisions hereof shall in no manner affect the right at a later time to enforce the provision. No waiver by either party of any condition, or the breach of any term, covenant, representation or warranty contained in this Contract, whether by conduct or otherwise, in any one of more instances, shall be deemed a further or continuing waiver of condition or covenant, representation or warranty contained in this Contract.

E. Any amendment or modification of this Contract shall be made in writing executed by the party sought to be charged thereby.

F. Wherever used herein, the singular shall include the plural, the plural shall include the singular and the use of any gender shall include all other genders. If Seller consists of more than one individual or entity, all individuals and entities comprising Seller shall be jointly and severally liable under this Contract. In this Contract, whenever general words or terms are followed by the word “including” (or other forms of the word “include”) and words of particular and specific meaning, shall be deemed to include the words “including without limitation,” and the general words shall be construed in their widest extent, and shall not be limited to persons or things of the same general kind or class as those specifically mentioned in the words of particular and specific meaning.

G. The captions and Section headings contained herein are for convenience only and shall not be used in construing or enforcing any of the provisions of this Contract.

H. This Contract may be executed, by facsimile, in two (2) or more counterparts, each of which shall be deemed an original hereof, but all of which, together, shall constitute a single agreement. If executed by facsimile, the parties to this Contract may rely on a facsimile copy as an original.

I. Time is of the essence with respect to every provision of this Contract.

J. If the expiration of any time period measured in days occurs on a Saturday, Sunday or legal holiday, such expiration shall automatically be extended to the next day which is not a Saturday, Sunday or legal holiday.

K. In the event of any litigation between the parties hereto with respect to this Contract, the non-prevailing party in such litigation shall pay any and all costs and expenses incurred by the other party in connection with such litigation, including, without limitation, court costs (including costs of any trial or appeal therefrom) and reasonable attorneys’ fees and disbursements.

23. Assumption of Existing Loan.

A. Purchaser shall have two hundred seventy (270) days after the Effective Date (the “Loan Approval Period”) in which to obtain Existing Lender’s written consent to Purchaser’s assumption of the Existing Loan with no change in the terms of such Existing Loan (including principal, interest rate, term and amount and use of reserves), except as provided herein. Purchaser acknowledges that it shall be required to pay an assumption fee to Existing Lender equal to one percent (1%) of the outstanding principal balance of the Existing Loan (the “Assumption Fee”). Seller agrees to use its good faith efforts to assist Purchaser in obtaining an assumption of the Existing Loan with the approval of the Existing Lender at no cost or material expenditure of time to Seller. It shall be a condition of the assumption of the Existing Loan that (i) Jeffrey D. Hipple and Catherine Hipple shall be released and discharged from all obligations and liabilities under the Existing Loan Documents, including all guaranties and environmental indemnity agreements, to the extent same would be released in the case of a payoff of the Existing Loan (collectively, the “Guarantor Release”) and (ii) Seller shall be released and discharged from all obligations and liabilities under the Existing Loan Documents to the extent same would be released in the case of a payoff of the Existing Loan (the “Seller Release”). In no event shall Purchaser be permitted to assume the Existing Loan unless the Existing Lender shall simultaneously deliver the Guarantor Release and the Seller Release (both of which may included in any Assumption Agreement). Purchaser shall cause a related entity to become the guarantor of the Existing Loan and shall cause the related entity to execute a guaranty of the Existing Loan, and any environmental or other indemnity agreements, on the same terms and conditions as the instruments executed by Jeffrey D. Hipple and Catherine Hipple and previously delivered to Purchaser. Purchaser and Seller make no representations or warranties that Existing Lender will approve the assumption of the Existing Loan or provide the Guarantor Release or the Seller Release. Purchaser has no actual knowledge of any reason why Purchaser does not satisfy the requirements set forth in the Existing Loan Documents for the assumption of same.

B. Not later than fifty (50) days after the Effective Date, Purchaser shall submit a true, correct and complete application to Existing Lender for assumption of the Existing Loan and shall diligently pursue the Existing Lender’s consent to such assumption. Purchaser shall thereafter deliver to the Existing Lender, within five (5) business days after being requested to do so (unless such delivery is not reasonably practicable, in the exercise of reasonable diligence, within such five (5) business day period, in which case Purchaser shall effect the same as soon thereafter as is reasonably practicable), any and all documents reasonably necessary, proper and/or desirable to diligently and timely prosecute Purchaser’s application for the assumption of the Existing Loan. Purchaser shall use reasonable, diligent and good faith efforts in pursuing the assumption of the Existing Loan and shall timely comply with any and all reasonable requirements imposed by the Existing Lender. Purchaser shall pay any and all fees associated with the assumption of the Existing Loan, including any and all application fees, and any of the Existing Lender’s legal fees, out-of-pocket costs and expenses and related charges, including the Assumption Fee. Purchaser shall, simultaneously with the submission of Purchaser’s application for the assumption of the Existing Mortgage, deliver a certification to Seller that an assumption application has been submitted by Purchaser to Existing Lender and endeavor to have Existing Lender acknowledge receipt of such application. Purchaser shall, within two (2) business days of receipt of written notice from the Existing Lender, notify Seller in writing of the approval or denial of the assumption of the Existing Mortgage. In the event that the Existing Lender denies the application of Purchaser to assume the Existing Loan, this Contract shall automatically terminate, the Deposit shall be returned to Purchaser, and the parties shall have no further responsibility to each other except as specifically stated herein.

IN WITNESS WHEREOF, the parties hereto, intending to be legally bound hereby, have executed and delivered this Contract on the date and year first above written.

PURCHASER:

Wheeler Interests, LLC

/s/ Jon S. Wheeler

By:	Jon S. Wheeler, its Managing Member

SELLER:

Winslow Plaza Investors, L. P., a Delaware limited partnership

By:	Winslow GP, LLC, its general partner

By:	/s/ Jeffrey D. Hipple

Name:	Jeffrey D. Hipple

Title:	Member